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                                                                     EXHIBIT 3.2

                                  CERTIFICATE
                                      OF
               DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES
                                      OF
                     SERIES A CONVERTIBLE PREFERRED STOCK,
                     SERIES B CONVERTIBLE PREFERRED STOCK,
                   SERIES C CONVERTIBLE PREFERRED STOCK, AND
                     SERIES D CONVERTIBLE PREFERRED STOCK
                                      OF
                               VELOCITYHSI, INC.

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

     VELOCITYHSI, INC., a Delaware corporation (the "Corporation") certifies that, pursuant to the authority contained in Article IV of its Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating four (4) series of its Preferred Stock which are designated as Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.

     RESOLVED, that four (4) series of the class of authorized Preferred Stock, $0.01 pair value, of the Corporation are hereby created, and that the designations and amounts of each series and the voting powers, preferences and relative, participating, optional and other special rights of the shares of each series, and the qualifications, limitations or restrictions thereof are hereby fixed as follows:

     1.  Designation and Amount.  The shares of the series created hereby shall
         ----------------------
be designated as (i) "Series A Convertible Preferred Stock" (the "Series A Preferred"), and the number of shares constituting such series shall be 10,000,000, (ii) "Series B Convertible Preferred Stock" (the "Series B Preferred"), and the number of shares constituting such series shall be 5,000,000, (iii) "Series C Convertible Preferred Stock" (the "Series C Preferred"), and the number of shares constituting such series shall be 10,000,000, and (iv) "Series D Convertible Preferred Stock" (the "Series D Preferred" and collectively with the Series A Preferred, the Series B Preferred and the Series C Preferred, the "Series Preferred"), and the number of shares constituting such series shall be 5,000,000.

     2.  Voting Rights.
         -------------

         (a)  Voting.  Except as provided in Section 2(b) or 2(c) or as may
              ------
otherwise be provided by law, the Series Preferred shall vote together with the Common Stock of the Corporation as a single class on actions to be taken by the stockholders of the Corporation. Each share of Series Preferred shall entitle the holder thereof to such number of votes per share on
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each such action as shall equal the number of whole shares of Common Stock into which such share of Series Preferred is then convertible.

          (b)  Election of Directors.  For so long as Banc of America Mortgage
               ---------------------
Capital Corporation, a North Carolina corporation ("BAMCC"), Huxley 2000-2, LLC, a Delaware limited liability company ("Huxley") and Velocity Investment, LLC, a Delaware limited liability company ("Velocity Investment") collectively hold in the aggregate, not less than twenty percent (20%) of the Total issued Shares (as defined below), the holders of the Series Preferred, voting together on an as converted basis as a single class, shall be entitled to elect one (1) director of the Corporation, as designated by BAMCC. The holders of Series Preferred (voting on an as converted basis) and Common Stock, voting together as a single class, shall elect the balance of the Board of Directors, At any meeting held for the purpose of electing or removing directors, the presence in person or by proxy of the holders of a majority of the Series Preferred then outstanding shall constitute a quorum of the Series Preferred for the election or removal of directors to be elected or removed solely by the holders of Series Preferred, and the presence in person or by proxy of the holders of a majority of the Series Preferred (on an as converted basis) and Common Stock then outstanding shall constitute a quorum of the Series Preferred and Common Stock for the election or removal of the directors to be elected or removed by the holders of the Series Preferred and Common Stock, voting together as a single class with the Series Preferred voting on an as converted basis. A vacancy in any directorship elected by the holders of Series Preferred shall be filled only by a person designated by BAMCC and only by vote of the holders of Series Preferred, No director shall be removed except upon the vote of a majority of the class of shareholders who were entitled to elect such director.

          (c)  Protective Rights.  From and after such time as none of the
               -----------------
Obligations (as defined in that certain Facility A Credit Agreement, dated October 27, 2000, between the Corporation and BAMCC (the "Facility A Credit Agreement")), and none of the Obligations (as defined in that certain Facility B Credit Agreement, dated October 27, 2000, between the Corporation and BAMCC (the "Facility B Credit Agreement")), other than Unmatured Surviving Obligations (as defined in the Facility A Credit Agreement or Facility B Credit Agreement, as applicable), are outstanding and unpaid and the Corporation has no right to borrow under the Facility A Credit Agreement or the Facility B Credit Agreement, and so long as BAMCC, Huxley and Velocity Investment collectively hold, in the aggregate, not less than twenty percent (20%) of the Total Issued Shares, the Corporation shall not, and shall not penult any of its subsidiaries to, at arty tithe, without first providing notice in the manner set forth in Section 5(h) below and obtaining the approval of the holders of at least a majority of the then outstanding shares of Series Preferred, voting together as a single class:

               (i) Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business except for a liquidation or dissolution of a subsidiary into the Corporation or any of its subsidiaries or the winding up of the business of a non-material subsidiary;

               (ii) Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business except (i) in the ordinary course of business at the fair market value thereof and for cash or cash equivalents, (ii) for physical assets used, consumed or otherwise disposed of in the

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     ordinary course of business, or (iii) a sale, lease, transfer or other disposition to the Corporation or any of its subsidiaries;

               (iii)  Become a partner or joint venturer with any third party;

               (iv) Acquire (i) all or any substantial part of the assets, property or business of, or (ii) any assets that constitute a division or operating unit of the business of any other person;

               (v) Merge or consolidate with any other person or conduct a reorganization or recapitalization of its Capital Stock (as defined below), except (i) a merger or consolidation with the Corporation or any of its subsidiaries (provided that if such merger or consolidation involves the Corporation, the Corporation shall be the surviving entity) or (ii) any reorganization or recapitalization of the Capital Stock of any subsidiary; or

               (vi) Create or authorize the issuance of, offer, issue or sell any Capital Stock bearing rights, preferences or privileges senior to (or on parity with) the Series A Preferred, the Series B Preferred, the Series C Preferred or the Series D Preferred or obligate itself to do so; provided that the foregoing shall not apply to the creation, authorization, issuance, offer or sale of Capital Stock bearing voting rights (but not other rights, preferences or privileges) that are on parity with the Series A Preferred, the Series B Preferred, the Series C Preferred or the Series D Preferred.

     As used herein, "Total Issued Shares" means that number of shares of Series A Preferred and Series B Preferred of the Corporation issued pursuant to the exercise of the conversion rights under Section 2.4 of the Facility A Credit Agreement and the number of shares of Series C Preferred and Series D Preferred issued pursuant to the exercise of the conversion rights under Section 2.4 of the Facility B Credit Agreement, including all shares of Common Stock of the Corporation issued upon conversion of any shares of Series Preferred (but excluding the shares of Series Preferred converted into shares of Common Stock of the Corporation), as adjusted for all stock splits, dividends, combinations and like events. As used herein, "Capital Stock" means, as applied to any entity, any capital stock of such entity, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

     3.  Dividends.  Before any cash dividend or other distribution whatsoever,
         ---------
whether in cash, property or otherwise, (other than dividends payable in shares of Common Stock) are declared, paid or set apart for payment on any Junior Stock (as defined below), each holder of shares of Series Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends (i) on each share of Series A Preferred at a rate equal to tight percent (8%) of the Series A Stated Value (as defined below) per share per annum, (ii) on each share of Series B Preferred at a rate equal to eight percent (8%) of the Series B Stated Value (as defined below) per share per annum, (iii) on each share of Series C Preferred at a rate equal to eight percent (8%) of the Series C Stated Value (as defined below) per share per annum, and (iv) on each share of Series D preferred at a rate equal to eight percent (8%) of the Series D Stated Value (as defined below) per share per annum. No share of Junior

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Stock shall be purchased, redeemed or otherwise acquired by the Corporation, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any shares of Junior Stock, (other than for Common Stock pursuant to an agreement entered into by the Corporation (i) before October 27, 2000, or (ii) on or after October 27, 2000 to purchase shares of its Common
Stock from an employee or director upon the cessation of the employee's employment or the cessation of the director's services as a director), without the prior written consent of the holders of a majority of the outstanding shares of Series Preferred voting together as a single class and unless all dividends to which the holders of Series Preferred are entitled pursuant to this Section 3 shall have been paid or declared and a sum of money, in the case of dividends payable in cash, sufficient for the payment thereof has been set apart. For purposes of this Section 3, "distribution" shall mean the transfer of property without consideration (other than the issuance of additional shares of Common Stock to holders of Common Stock), including without limitation the purchase or redemption of shares of capital stock of the Corporation for cash or property.
As used herein, "Junior Stock" means the Common Stock of the Corporation and all other shares of capital stock of the Corporation, whether presently outstanding or hereafter issued, other than shares of Series Preferred.

     4.   Liquidation.
          -----------

          (a)  Preferential Payment.  Upon a liquidation, dissolution or winding
               --------------------
up of the Corporation, whether voluntary or involuntary (a "Liquidation"), before any distribution or payment is made upon any stock ranking on Liquidation junior to the Series Preferred, (i) the holders of shares of Series A Preferred shall be entitled to be paid an amount per share equal to the Stated Value (as defined below) applicable to the Series A Preferred (the "Series A Stated Value"), (ii) the holders of shares of Series B Preferred shall be entitled to be paid an amount per share equal to the Stated Value applicable to the Series B Preferred (the "Series B Stated Value"), (iii) the holders of shares of Series C Preferred shall be entitled to be paid an amount per share equal to the Stated Value applicable to the Series C Preferred (the "Series C Stated Value"), and
(iv) the holders of shares of Series D Preferred shall be entitled to be paid an amount per share equal to the Stated Value applicable to the Series D Preferred (the "Series D Stated Value"), plus, in the case of each share of Series Preferred, an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available. A Liquidation shall include any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization or transaction or series of related transactions by the Corporation in which in excess of fifty percent (50%) of the Corporation's voting power is transferred or a sale or other disposition of all or substantially all of the assets of the Corporation. The "Stated Value" applicable to each respective series of Series Preferred shall mean that amount determined by multiplying the Fair Market Value (as defined below) of one share of Common Stock of the Corporation by .75. For purposes of determining the Series A Stated Value, the term "Fair Market Value" shall mean the average of the daily closing prices for one share of Common Stock for the ten (l0) consecutive trading days immediately preceding the date of the initial Conversion Exercise Notice (as defined in the Facility A Credit Agreement) pursuant to the Facility A Credit Agreement. For purposes of determining the Series B Stated Value, the term "Fair Market Value" shall mean the average of the daily closing prices for one share of Common Stock for the ten (10) consecutive trading days immediately preceding the date of the second Conversion Exercise Notice pursuant to the Facility A Credit Agreement. For purposes of determining the Series C Stated Value, the term

                                       4
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"Fair Market Value" shall mean the average of the daily closing prices for one share of Common Stock for the ten (10) consecutive trading days immediately preceding the date of the initial Conversion Exercise Notice (as defined in the Facility B Credit Agreement) pursuant to the Facility B Credit Agreement. For purposes of determining the Series D Stated Value, the term "Fair Market Value" shall mean the average of the daily closing prices for one share of Common Stock for the ten (10) consecutive trading days immediately preceding the date of the second Conversion Exercise Notice pursuant to the Facility B Credit Agreement. Notwithstanding the preceding determination of Stated Value applicable to each series of Series Preferred, in the event of any stock split, combination, consolidation, recapitalization, stock distribution, stock dividend or other similar event with respect to the Corporation's Common Stock during the applicable ten (10) day period, such period shall, at the option of the party exercising the applicable Conversion Right, include only the trading days within such period occurring on or after such record date. The closing price for each trading day shall be (i) if the Common Stock shall be listed or admitted to trading on any national securities exchange, the last reported sales price on such trading day or, if there is no reported sale on such trading day, the average at the closing bid and asked prices on such trading day; or (ii) if the Common Stock is not traded or admitted to trading on any national securities exchange, the closing price, if reported, or if the closing is not reported, the average of the closing bid and asked prices, as reported by the Nasdaq National Market or similar source or, if no such source exists, as furnished by two members of the National Association of Securities Dealer, Inc. selected by the Corporation for that purpose, on such trading day; or (iii) if there is no active public market for the Common Stock or if the trading in the Common Stock is suspended on such trading day, then as shall be determined in good faith by the Board of Director; of the Corporation or, at the request of any holder or holders of a series of Series Preferred, by an independent nationally recognized third party valuation firm reasonably acceptable to holders owning a majority of such series of Series Preferred. The amount payable with respect to one share of Series Preferred is sometimes referred to herein as the "Liquidation Payment" and with respect to all shares of Series Preferred, is sometimes referred to herein as the "Liquidation Payments."

          (b)  Mechanics of Liquidation.  The Series A Preferred, Series B
               ------------------------
Preferred, Series C Preferred and Series D Preferred shall rant: on Liquidation on a parity, and if upon Liquidation the assets to be distributed among the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be insufficient to permit payment to all holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred. Upon any such Liquidation, after the holders of Series Preferred shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of Series Preferred and the Common Stock, with the Series Preferred treated as if converted into Common Stock pursuant to Section 5 hereof Written notice of such Liquidation, stating a payment date, the amount of the Liquidation Payment, and the place said Liquidation Payment shall be payable, shall be given by mail, postage prepaid, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Series Preferred, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

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     5.   Conversion.  The holders of shares of Series Preferred shall have the
          ----------
following conversion rights:

          (a)  Right to Convert.  Subject to the terms and conditions of this
               ----------------
Section 5, the holder of any share or shares of Series Preferred shall have the right, at its option at any time, to convert (i) all or any shares of Series A Preferred into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred so to be converted by the Series A Stated Value and dividing the result by the conversion price equal to the Series A Stated Value (such price, or in the event of an adjustment in such price as provided below, such price as last adjusted and in effect on the date the shares of Series A .Preferred are surrendered for conversion, the "Series A Conversion Price"), (ii) all or any shares of Series B Preferred into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Series B Preferred so to be converted by the Series B Stated Value and dividing the result by the conversion price equal to the Series B Stated Value (such price, or in the event of an adjustment in such price as provided below, such price as last adjusted and in effect on the date the shares of Series B Preferred are surrendered for conversion, the "Series B Conversion Price"), (iii) all or any shares of Series C Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Series C Preferred so to be converted by the Series C Stated Value and dividing the result by the conversion price equal to the Series C Stated Value (such price, or in the event of an adjustment in such price as provided below, such price as last adjusted and in effect on the date the shares of Series C Preferred are surrendered for conversion, the "Series C Conversion Price"), and (iv) all or any shares of Series D Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Series D Preferred so to be converted by the Series D Stated Value and dividing the result by the conversion price equal to the Series D Stated Value (such price, or in the event of an adjustment in such price as provided below, such price as last adjusted and in effect on the date the shares of Series D Preferred are surrendered for conversion, the "Series D Conversion Price").

          (b)  Mechanics of Voluntary Conversion.
               ---------------------------------

               (i)  Notice.  The rights of conversion set forth in Section 5(a)
                    ------
     shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series Preferred into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series Preferred) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with addresses) in which the certificate or certificates for shares of Common Stock shall be issued. If such Common Stock certificate or certificates are to be issued in the name or names of anyone other than the registered holder (as shown on the books of the Corporation) of the shares of Series Preferred represented by the certificate or certificates being surrendered for conversion, then, if required by the Corporation, the holder thereof shall deliver with such notice an opinion of counsel to the effect that the sale, transfer or assignment of the shares to be converted is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), which opinion shall

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be addressed to the Corporation, provided at the expense of the holder of the shares to be converted and provided by counsel reasonably satisfactory to the Corporation and in form and substance reasonably satisfactory to the Corporation.

               (ii)  Issuance of Certificates.  Promptly after the receipt of
                     ------------------------
     the written notice referred to in the previous clause (i) and surrender of the certificate or certificates for the share or shares of Series Preferred to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series Preferred.

               (iii) Time Conversion Effected.  To the extent permitted by law,
                     ------------------------
     such conversion shall be deemed to have been effected and the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered, and at such time the rights of the holder of such share or shares of Series Preferred so to be converted shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

          (c) Fractional Shares; Dividends; Partial Conversion.  No fractional
              ------------------------------------------------
shares shall be issued upon conversion of any shares of Series Preferred into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared and unpaid on the shares of Series Preferred surrendered fur conversion to the date upon which such conversion is deemed to take place as provided in Section 5(b). In case the number of shares of Series Preferred represented by the certificate or certificates surrendered pursuant to
Section 5(b) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series Preferred represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series Preferred for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

          (d) Subdivision or Combination of Common Stock.  In case tire
              ------------------------------------------
Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and

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

Series D Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          (e)  Reorganization or Reclassification.  If any capital
               ----------------------------------
reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall he made whereby each holder of a share or shares of Series Preferred shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series Preferred, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

          (f)  Notice of Adjustment.  Upon any adjustment of the Series A
               --------------------
Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price pursuant to the provisions hereof, the Corporation shall give written notice thereof to each holder of Series Preferred affected thereby, by first class mail, postage prepaid (or by facsimile) addressed to such holder of shares of Series Preferred at the address of such holder as shown on the books of the Corporation, not later than thirty (30) days after the date of such adjustment, which notice shall state the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price, as applicable, resulting from such adjustment calculated to the nearest one one-hundredth (1/100th) of a cent and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

          (g) Automatic Conversion. On the first day on which BAMCC, Huxley and Velocity Investment collectively own, in the aggregate, less than twenty percent (20%) of the Total Issued Shares, each share of Series A Preferred shall automatically be converted into shares of Common Stock based on the Series A Conversion Price then in effect, each share of Series B Preferred shall automatically be converted into shares of Common Stock based on the Series B Conversion Price then in effect, each share of Series C Preferred shall automatically be converted into shares of Common Stock based on the Series C Conversion Price then in effect, and each share of Series D Preferred shall automatically be converted into shares of Common Stock based on the Series D Conversion Price then in effect. At such time, holders of Series Preferred shall surrender their certificate or certificates representing such Series Preferred in exchange for a certificate or certificates representing the shares of Common Stock issuable upon conversion of such holder's Series Preferred.

          (b)  Other Notices.  In case at any time:
               -------------

               (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

               (ii) the Corporation shall offer for subscription UM rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

               (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities (other than to or with a subsidiary of the Corporation); or

               (iv)   there shall be a Liquidation of the Corporation;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid (or by facsimile) addressed to each holder of any shares of Series Preferred at the address o f such holder as shown on the books of the Corporation or at the address given by such holder for notices, (a) at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record date shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of arty such reorganization, reclassification, consolidation, merger, sale or Liquidation, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale or Liquidation, at least twenty (20) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall he entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or Liquidation, as the case may be.

          (i)  Reservation of Stock Issuable Upon Conversation.
               -----------------------------------------------

               (i)  Reservation of Sufficient Shares.  The Corporation shall at
                    --------------------------------
     all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely fur the purpose of issuance upon the conversion of shares of Series Preferred as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Corporation will not take any action which results in any adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of any or all shares of Series Preferred would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

               (ii) Validity of Reserved Shares.  The Corporation covenants that
                    ---------------------------
     all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, in effect at the time.
     The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

          (j)  No Reissuance of Series Preferred.  Shares of Series Preferred
               ---------------------------------
which are converted into shares of Common Stock as provided in this Section 5 or redeemed pursuant to Section 6 shall not be reissued; and the Corporation may from time to time take such appropriate action as may be necessary to reduce accordingly the number of authorized shares of Series Preferred.

          (k) Issue Tax.  The issuance of certificates for shares of Common
              ---------
Stock upon conversion of shares of Series Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series Preferred which are being converted.

          (l)  Closing of Books.  The Corporation will at no time close its
               ----------------
transfer books against the transfer of any shares of Series Preferred or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series Preferred in any manner which interferes with the timely conversion of such Series Preferred, except as may otherwise be required to comply with applicable securities laws.

          (m)  Definition of Common Stock.  As used in this Section 5, the term
               --------------------------
"Common Stock" shall mean the Corporation's authorized Common Stock, par value $0.01 per share, as constituted on the date of filing of this Certificate or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets prodded for in Section 5(e).

     6.   Redemption.
          ----------

          (a)  Redemption by the Company.  At any time and from time to time
               -------------------------
following the issuance of any shares of Series Preferred, the Corporation may, in its sole discretion, redeem all, but not less than all, of the outstanding shares of Series Preferred by paying (i) in the case of Series A Preferred, an amount in cash equal to One Hundred Five percent (103%) of the Series A Stated Value for such share (as appropriately adjusted for stock splits, subdivisions, combinations and similar transactions), (ii) in the case of Series B Preferred, an amount in cash equal to One Hundred Five percent (105%) of the Series B Stated Value for such share (as appropriately adjusted for stock splits, subdivisions, combinations and similar transactions), (iii) in the case of Series C Preferred, an amount in cash equal to One Hundred Five percent (105%,) of the Series C Stated Value for such share (as appropriately adjusted for stock splits, subdivisions, combinations and similar transactions), and (iv) in the case of Series D Preferred, an amount in cash equal to One Hundred Five percent (105%) of the Series D Stated Value for such share (as appropriately adjusted for stock splits, subdivisions, combinations and similar transactions), plus in each such case all declared and unpaid dividends on the shares of Series Preferred so to be redeemed computed to the date payment thereof is made, such amount being referred to herein as the "Redemption in Price."

          (b)  Notice of Redemption.  Notice of any redemption (the "Redemption
               --------------------                                  ----------
Notice"), shall be sent in writing by or on behalf of the Corporation not more
------
than forty-five (45) days nor less than thirty (30) days prior to any redemption pursuant to this Section 6, by first class mail, postage prepaid, to all holders of record of Series Preferred at their respective last addresses as they shall appear on the books of the Corporation or at the address given by the holder to the Corporation for the purpose of notice; provided, however, that no failure to give such Redemption Notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series Preferred except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom such notice was defective. In addition to any information required by law, the Redemption Notice shall state;
(i) the date of redemption (the "Redemption Date"); (ii) the Redemption Price
                                 ---------------
applicable to each share of Series Preferred; and (iii) the place or places where certificates for such shares arc to be surrendered for payment of the Redemption Price. Upon the mailing of any such Redemption Notice, the Corporation shall become obligated to redeem on the Redemption Date specified therein all shares of Series Preferred called for redemption in such Redemption Notice.

          (c)  Surrender of Certificates.  On the designated Redemption Date,
               -------------------------
each holder of Series Preferred to be redeemed shall (unless such holder has previously exercised his, her or its right to convert such shares of Series Preferred into Common Stock as provided in Section 5) surrender the certificates) representing such shares of Series Preferred to be redeemed to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificates) as the owner thereof, and each surrendered certificate shall he cancelled and retired.

          (d)  Effect of Redemption.  If the Redemption Notice shall have been
               --------------------
duly given, and if on the Redemption Date the Redemption Price is paid, then notwithstanding that the certificates evidencing any of the shares of Series preferred so called for redemption shall not have been surrendered, from and after the Redemption Date, the shares shall be deemed to be no longer outstanding, all dividends with respect to such shares shall cease to accrue and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto.

     7.   Amendment.  No provision of the terms of the Series Preferred may be
          ---------
amended, modified or waived without the written consent or affirmative vote of the holders of at least 50% of the then outstanding shares of Series Preferred voting together as a single class.

          IN WITNESS WHEREOF, VelocityHSI, Inc. has caused this certificate to be signed by its President and attested by its Secretary this 27th day of October, 2000.

                              VELOCITYHSI, INC.

                              By: /s/ Stephen E. Carlson
                                  ---------------------
                                  Stephen E. Carlson
                                  President and Chief Executive Officer

Attest:

By: /s/ Charles P. Wingard
    ----------------------
    Charles P. Wingard
    Secretary

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